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                                                                      Exhibit 11

                              HUBBELL INCORPORATED
                       Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                                          Three Months Ended
                                                               March 31,
                                                         --------------------
                                                            1994       1993
                                                         ---------  ---------
Net Income                                                $ 24,328   $ 24,205
                                                          ========   ========

Weighted average number of common shares
  outstanding during the year                               31,286     31,193

Common equivalent shares                                       427        429
                                                         ---------  ---------

Average number of shares outstanding                        31,713     31,622
                                                          ========   ========

Earnings per share                                        $   0.77   $   0.76
                                                          ========   ========